UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)

                            FOAMEX INTERNATIONAL INC.

                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                   344123-10-4
                                 (CUSIP Number)

                           Philip N. Smith, Jr., Esq.
                       Trace International Holdings, Inc.
                                 375 Park Avenue
                                   11th Floor
                            New York, New York 10152
                                 (212) 230-0400

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  July 6, 1998

                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                         Continued on following page(s)
                                Page 1 of 8 Pages

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP Nos. 344123-10-4 |                         |    Page 2 of 8 Pages     |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(ENTITIES ONLY)|
|         |  Trace International Holdings, Inc.                              |
|         |  58-1080969                                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ] |
|         |                                                          (b) [X] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |          BK, 00                                                  |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |          Delaware                                                |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |          4,474,753                                  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |          7,050,247                                  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |          4,474,753                                  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |          7,050,247                                  |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |                      11,525,000                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |                              46.1%                               |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON *                                      |
|         |                              CO                                  |
|         |                                                                  |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP Nos. 344123-10-4 |                         |    Page 3 of 8 Pages     |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(ENTITIES ONLY)|
|         |  Trace Foam Sub, Inc.                                            |
|         |  13-3808758                                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ] |
|         |                                                          (b) [X] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |          00                                                      |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |          Delaware                                                |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |                  0                                  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |          7,000,247                                  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |                  0                                  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |          7,000,247                                  |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |                      7,000,247                                   |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |                              28.0%                               |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON *                                      |
|         |                              CO                                  |
|         |                                                                  |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP Nos. 344123-10-4 |                         |    Page 4 of 8 Pages     |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(ENTITIES ONLY)|
|         |                                                                  |
|         |  Marshall S. Cogan                                               |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [ ] |
|         |                                                          (b) [X] |
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |                                                                  |
|         |          PF                                                      |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |          United States of America                                |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |            669,167                                  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |                  0                                  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |            669,167                                  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |                  0                                  |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |                         669,167                                  |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [X] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |                              2.6%                                |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON *                                      |
|         |                              IN                                  |
|         |                                                                  |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 8 to Schedule 13D is filed on behalf of Trace International Holdings, Inc. ("Trace Holdings"), Trace Foam Sub, Inc. ("Trace Foam Sub"), and Marshall S. Cogan, and amends and supplements the Schedule 13D, dated December 14, 1993 (as amended, the "Schedule 13D"), as amended by Amendment No. 1 thereto filed on December 23, 1994, Amendment No. 2 thereto filed on March 6, 1995, Amendment No. 3 thereto filed on April 28, 1995, Amendment No. 4 thereto filed on August 28, 1997, Amendment No. 5 thereto filed on December 24, 1997, Amendment No. 6 thereto filed on March 16, 1998 and Amendment No. 7 thereto filed on June 26, 1998, and is being filed pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Amendment No. 8 is being filed to reflect the execution of an amendment to the Agreement and Plan of Merger, dated June 25, 1998, entered into by Trace Holdings, Trace Merger Sub, Inc., a wholly-owned subsidiary of Trace Holdings ("Merger Sub"), and the Issuer.

     The Schedule 13D is hereby amended as follows:

Item 4.  Purpose of Transaction.

     The following paragraph is added at the end of Item 4:

     On July 6, 1998, Trace Holdings, Merger Sub, and the Issuer entered into Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 25, 1998 ("Amendment No. 1"), which amended certain provisions of the Agreement and Plan of Merger. A copy of Amendment No. 1 to the Agreement and Plan of Merger is filed as Exhibit O to this Schedule 13D.

Item 7.  Exhibits to be Filed.

     The following is added to Item 7:

EXHIBIT O           Amendment No. 1 to the Agreement and Plan of Merger, dated as of June 25, 1998, by and among Trace International
                    Holdings, Inc., a Delaware corporation, Trace Merger Sub,
                    Inc., a Delaware corporation and wholly owned subsidiary of Trace Holdings and Foamex International Inc., a Delaware corporation, dated as of July 6, 1998.

                               Page 5 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            TRACE INTERNATIONAL HOLDINGS, INC.



                            By:  /s/ Marshall S. Cogan
                                 ---------------------
                                 Name:  Marshall S. Cogan
                                 Title: Chairman and Chief Executive Officer

Date: July 21, 1998


                                Page 6 of 8 Page

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              TRACE FOAM SUB, INC.



                            By: /s/ Marshall S. Cogan
                                ---------------------
                                Name:  Marshall S. Cogan
                                Title: Chairman of the Board and President
Date: July 21, 1998


                               Page 7 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                /s/ Marshall S. Cogan
                                ---------------------
                                Marshall S. Cogan

Date: July 21, 1998




                               Page 8 of 8 Pages